UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported)
November 1, 2005

Introgen Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-21291 (Commission File Number)	74-2704230 (IRS Employer Identification No.)
301 Congress Avenue, Suite 1850
Austin, Texas 78701
(Address of principal executive offices, including zip code)
(512) 708-9310
(Registrant’s telephone number, including area code)
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 26, 2005, Introgen Therapeutics, Inc. (the “Company”) entered into a stock purchase agreement with its President and Chief Executive Officer, David G. Nance, pursuant to which the Company issued shares of its common stock to such officer to compensate him for the loss of his fully-vested options that expired on September 29, 2005. Such expired options could not be exercised pursuant to a cashless exercise program prior to their respective expiration dates due to the Company’s insider trading restrictions.
     Pursuant to the stock purchase agreement with Mr. Nance, a copy of which is attached hereto as Exhibit 10.50, the Company issued a number of shares of its common stock which is substantially equivalent to the number of shares that would have been issued to such officer upon the cashless exercise of the expired options, less the number of shares equal to the tax obligations of the recipient with respect to the shares acquired pursuant to the stock purchase agreement. The shares will be issued from the Company’s 2000 Stock Option Plan.
     Prior to and as of September 29, 2005, Mr. Nance had a fully-vested option, granted pursuant to the Company’s 1995 Stock Plan, to purchase 96,000 shares of Company common stock at an exercise price per share of $0.391. Pursuant to the stock purchase agreement with Mr. Nance, the Company issued to Mr. Nance 56,090 shares of Company common stock, which is substantially equivalent to the number of shares Mr. Nance would have been able to purchase had he been permitted to exercise his expired options pursuant to the Company’s cashless exercise program, less the number of shares having a value equal to his tax obligations with respect to the shares acquired pursuant to the stock purchase agreement.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.

Exhibit No.	Description
10.50	Stock Purchase Agreement with David G. Nance dated October 26, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTROGEN THERAPEUTICS, INC.
By:	/s/ James W. Albrecht, Jr.
James W. Albrecht, Jr.
Chief Financial Officer

Date: November 1, 2005

EXHIBIT INDEX

Exhibit No.	Description
10.50	Stock Purchase Agreement with David G. Nance dated October 26, 2005.